SCHEDULE 14C
(RULE 14C-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. _______)

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Optimum Fund Trust

(Name of Registrant as Specified in Its Charter)

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OPTIMUM FUND TRUST
Optimum Fixed Income Fund

100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

INFORMATION STATEMENT
This Information Statement is being furnished on behalf of the Board of Trustees (“Trustees” or “Board”) of Optimum Fund Trust (“Trust”) to inform shareholders of the Optimum Fixed Income Fund (the “Fund”) about recent changes related to the Fund’s sub-advisory arrangement.  The changes were approved by the Board on the recommendation of the Fund’s investment manager, Delaware Management Company (the “Manager”), without shareholder approval as is permitted by an order of the U.S. Securities and Exchange Commission (“SEC”).  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

A Notice of Internet Availability of Information Statement relating to this Information Statement (“Notice”) was mailed beginning on or about October 28, 2026 to shareholders of record of the Fund as of October 19, 2026 (the “Record Date”).  The Information Statement is available on the Fund’s website at optimummutualfunds.com/literature on or about October 26, 2026 until at least January 31, 2027. A paper or e-mail copy of the Information Statement may be obtained, without charge, by contacting your participating securities dealer or other financial intermediary or, if you own Fund shares directly through the Fund’s service agent, by calling the Fund’s service agent toll free at 800-914-0278.

INTRODUCTION
The Manager is the investment manager to each series of the Trust, including the Fund. Pursuant to “manager of managers” authority, the Manager, subject to approval by the Board, is permitted to hire, terminate, or replace sub-advisors who are affiliated or unaffiliated with the Trust or the Manager, and to enter into and modify material terms and conditions of the related sub-advisory agreements without shareholder approval. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as investment advisor or sub-advisor of the fund. In order to use the “manager of managers” authority discussed above, the Manager, the Trust, and certain affiliates requested and received an exemptive order from the SEC on January 17, 2017 (the “SEC Order”).  The SEC Order exempts the Manager, the Trust and other affiliates from certain of the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Board, subject to certain conditions, to appoint new sub-advisors and approve new sub-advisory agreements on behalf of the Trust without shareholder approval.  The Manager has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisors and recommend the hiring, termination, and replacement of the sub-advisors to the Board.

Consistent with the terms of the SEC Order, at a meeting held on June 16-17, 2026 (the “Meeting”), the Board, including a majority of the Trustees who are not “interested persons” of the Trust or of the Manager (the “Independent Trustees”) approved a new sub-advisory agreement (the “Sub-Advisory Agreement”) between the Manager and Nomura Corporate Research and Asset Management Inc. (“NCRAM”), under which NCRAM would serve as a high yield fixed income securities sub-advisor to the sleeve of the Fund advised by the Manager.

The Trust and the Manager have agreed to comply with certain conditions when acting in reliance on the relief granted in the SEC Order. These conditions require, among other things, that within ninety

(90) days of hiring a new sub-advisor, the affected fund will notify the shareholders of the fund of the changes. The Notice provides such notice of the changes and this Information Statement presents additional details regarding NCRAM and the Sub-Advisory Agreement.

THE INVESTMENT MANAGER
The Manager is located at 100 Independence, 610 Market Street, Philadelphia, PA 19106-2354, and is a series of Nomura Investment Management Business Trust, which is an indirect subsidiary of Nomura Asset Management International Inc. (“NAMI”), which in turn is an indirect subsidiary, and subject to the ultimate control, of Nomura Holdings, Inc. (“Nomura”).  The Manager is registered as an investment advisor with the SEC under the Investment Advisers Act of 1940, as amended.

The Manager provides investment advisory services to the Fund pursuant to an investment management agreement dated December 1, 2025 between the Trust and the Manager, as amended (the “Management Agreement”).  The Trust employs the Manager to generally manage the investment and reinvestment of the assets of the Fund.  In so doing, the Manager may hire one or more sub-advisors to carry out the investment program of the Fund, subject to the approval of the Board. The Manager continuously reviews and supervises the investment program of the Fund. The Manager furnishes regular reports to the Board regarding the investment program and performance of the Fund. The Manager has hired LPL Financial Corporation (“LPL”), a registered broker/dealer and investment advisor, as a consultant to assist with this process.

Pursuant to the Management Agreement, the Manager has full discretion and responsibility, subject to the overall supervision of the Board, to select and contract with one or more investment sub-advisors, to manage the investment operations and composition of the Fund, and to render investment advice for the Fund, including the purchase, retention, and disposition of investments, securities, and cash held by the Fund. The Management Agreement obligates the Manager to implement decisions with respect to the allocation or reallocation of each Fund’s assets among one or more current or additional sub-advisors, and to monitor the sub-advisors’ compliance with the Fund’s investment objective(s), policies, and restrictions. Under the Management Agreement, the Trust will bear the expenses of conducting its business. In addition, the Manager pays the salaries of all officers and Trustees of the Trust who are officers, directors, or employees of the Manager or its affiliates.

As compensation for the services rendered under the Management Agreement, the Fund pays the Manager an annual management fee as a percentage of average daily net assets as described in Exhibit A. During the last fiscal year, the Fund paid investment management fees to the Manager as described in Exhibit B. For the fiscal year ended March 31, 2026, the Manager paid all sub-advisors of the Fund investment sub-advisory fees of $3,189,195. For the fiscal year ended March 31, 2026, the annualized investment sub-advisory fees as a percentage of the Fund’s average daily net assets were 0.12%.

The name and principal occupation of each executive officer of Delaware Management Company is listed below. The address of each officer is 100 Independence, 610 Market Street, Philadelphia, PA 19106.

Officer	Position
Shawn K. Lytle	President/Chief Executive Officer
Michael F. Capuzzi	Senior Vice President/U.S. Chief Operating Officer/Managing Director
Richard Salus	Senior Vice President/Global Head of Fund Services/Managing Director
David F. Connor	Senior Vice President/General Counsel/Secretary/Managing Director
Marty Wolin	Senior Vice President/Chief Compliance Officer/Anti-Money Laundering Officer/Managing Director

NOMURA CORPORATE RESEARCH AND ASSET MANAGEMENT INC.

NCRAM, headquartered at Worldwide Plaza, 309 West 49th Street, New York, NY 10019, was approved by the Board to serve as a sub-advisor to the Fund at the Meeting. NCRAM is registered as an investment advisor with the SEC.

NCRAM is affiliated with the Manager, and NCRAM discharges its responsibilities subject to the oversight and supervision of the Manager. NCRAM is compensated out of the fees that the Manager receives from the Fund. There will be no increase in the advisory fees paid by the Fund to the Manager as a consequence of the addition of NCRAM as a sub-advisor to the Fund under the Sub-Advisory Agreement. The fees paid by the Manager to NCRAM depend upon the fee rates negotiated by the Manager and approved by the Board and on the percentage of the Fund’s assets allocated to NCRAM by the Manager. In accordance with procedures adopted by the Board, NCRAM may effect Fund portfolio transactions through an affiliated broker/dealer and the affiliated broker/dealer may receive brokerage commissions in connection therewith as permitted by applicable law. The Sub-Advisory Agreement is dated July 1, 2026. NCRAM began serving as sub-advisor to a sleeve of the Fund on July 29, 2026.

The names and principal occupations of the principal executive officers and/or directors of NCRAM are listed below. The address of each principal executive officer and/or director listed below, as it relates to the person’s position with NCRAM is Worldwide Plaza, 309 West 49th Street, New York, NY 10019:

Name	Title with NCRAM
David Crall	President/Chief Executive Officer/Chief Investment Officer/Managing Director, Board of Directors
Stephen Kotsen	Managing Director and Portfolio Manager
Amy Yu Chang	Managing Director and Portfolio Manager
Neil Daniele	Chief Compliance Officer
Eugene Shuster	Managing Director – Head of Risk
Melanie Hawthorne	Head of Legal
Steven Aloupis	Chair, Board of Directors
Meno Stroemer	Managing Director/Portfolio Manager
Eugene Chiulli	Treasurer/Chief Financial Officer
Yusuke Andoh	Board of Directors
Kenichi Suzuki	Board of Directors
Gregory Gizzi	Board of Directors

THE SUB-ADVISORY AGREEMENT
The Sub-Advisory Agreement was approved by the Board at the Meeting, which was called for the purpose of approving the Sub-Advisory Agreement for an initial term of two years. Thereafter, continuance of the Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment.

The Sub-Advisory Agreement provides that NCRAM, among other duties, will make all investment decisions for its allocated portion of the Fund’s investment portfolio in accordance with the Fund’s investment objectives, policies, and restrictions. NCRAM, subject to the supervision of the Board and the Manager, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of its allocated portion of the Fund’s assets. NCRAM also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s investment portfolio.

The NCRAM Sub-Advisory Agreement provides for it to be compensated based on the average daily net assets of the Fund allocated to it. NCRAM is compensated from the fees that the Manager receives from the Fund.  NCRAM generally will pay all expenses it incurs in connection with its activities under the Sub-Advisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Sub-Advisory Agreement may be terminated without the payment of any penalty by: (i) the Manager or the Trust, at any time, without the payment of a penalty, on written notice to NCRAM of the Manager’s or the Trust’s intention to do so, in the case of the Trust pursuant to action by the Board or pursuant to the vote of a majority of the outstanding voting securities of the Fund, or (ii) NCRAM, on not less than sixty (60) days’ written notice to the Manager and the Trust.

THE MANAGER’S RECOMMENDATION AND THE BOARD’S CONSIDERATIONS REGARDING THE SUB-ADVISORY AGREEMENT
The Manager recommended the approval of the Sub-Advisory Agreement. In reaching the decision to approve the Sub-Advisory Agreement between the Manager and NCRAM, the Board considered and reviewed information about NCRAM, including its personnel, operations and financial condition, which had been provided by NCRAM. The Board also reviewed a memorandum and accompanying materials furnished by the Manager, including: a review of the various services proposed to be rendered by NCRAM; research and analysis concerning Manager’s proposal of NCRAM and NCRAM’s prior performance on its strategy; a description of NCRAM’s proposed sub-advisory fees under the Sub-Advisory Agreement, along with fees that NCRAM charges other comparable investment companies or accounts; information concerning NCRAM’s organizational structure and the experience of its investment management personnel; a copy of NCRAM’s Form ADV brochure; summaries of NCRAM’s compliance policies and procedures and its Code of Ethics; and a copy of the proposed Sub-Advisory Agreement.

In considering such materials, the Independent Trustees received assistance and advice from and met separately with independent counsel. In this regard, the Independent Trustees reviewed with independent legal counsel their duties and obligations in connection with the review of the Sub-Advisory Agreement and discussed, in detail, the matters related to such approval. The materials prepared by Management specifically in connection with the approval of the Sub-Advisory Agreement were sent to the Independent Trustees in advance of the Meeting. While attention was given to all information furnished, the following discusses some primary factors relevant to the Board’s decision. This discussion of the information and factors considered by the Board (as well as the discussion above) is not intended to be exhaustive, but rather summarizes certain factors considered by the Board. In view of the wide variety of factors considered, the Board did not, unless otherwise noted, quantify or otherwise assign relative weights to the following factors. In addition, individual Trustees may have assigned different weights to various factors.

Nature, Extent and Quality of Services.  In considering the nature, extent and quality of the services to be provided by NCRAM, the Board noted that NCRAM will serve as a sub-advisor for the portion of Manager’s current sleeve of the Fund that invests in high-yield, fixed income securities. The Board reviewed materials provided by Management and NCRAM regarding the experience and qualifications of personnel who will be responsible for managing the portion of the Fund to be sub-advised by NCRAM. The Board also considered that NCRAM would serve as a sub-adviser of the Fund only for the sleeve managed by the Manager and noted that the Manager could change the allocation to NCRAM at any time. The Board took into account a description of NCRAM’s investment philosophy and strategy. The Board also considered the Manager’s review and recommendation process with respect to NCRAM, and the Manager’s favorable assessment as to the nature, quality, and extent of the sub-advisory services expected to be provided by NCRAM to the Fund. Based upon these considerations, the Board was satisfied with the nature and quality of the overall services to be provided by NCRAM to the Fund and its shareholders and was confident in the abilities of NCRAM to provide quality services to the Fund and its shareholders.

Investment Performance. In evaluating performance, the Board recognized that NCRAM had not yet begun sub-advising the Fund. The Board then reviewed information on and considered NCRAM’s experience in managing other high income investment portfolios in the same or similar strategies. The Board took into account NCRAM’s prior investment performance on these similar strategies. The Board also considered the Manager’s representation that the Manager would continue to provide oversight and monitor NCRAM’s services for the Fund.

Sub-advisory Fees. In considering the appropriateness of the sub-advisory fees to be charged by NCRAM, the Board reviewed and considered the sub-advisory fees in light of the nature, extent and quality of the sub-advisory services to be provided by NCRAM, as more fully described above. The Board noted that NCRAM’s sub-advisory fees will be paid by the Manager and are not additional fees borne by the Fund. The Board also noted that the sub-advisory fees proposed to be paid by the Manager to NCRAM were the product of arms-length negotiations between the Manager and NCRAM, and the Board considered the allocation of the investment management fees charged to the Fund between the Manager and NCRAM. In particular, the Board was provided with a description of the proposed fees to be charged by NCRAM under the Sub-Advisory Agreement for the Fund. The Board also was provided with information showing that NCRAM’s sub-advisory fees for the Fund were competitive with those charged by NCRAM to other comparable investment companies or accounts. Based upon such facts, the Board believed that the proposed fees to be charged by NCRAM under the Sub-Advisory Agreement were acceptable in relation to the services to be provided.

Profitability, Economies of Scale and Fall-Out Benefits. Information about NCRAM’s profitability from its relationship with the Fund was not available because it had not begun to provide services to the Fund. The Manager discussed the anticipated impact to its profitability if NCRAM were appointed as sub-advisor, while also noting the current fee waiver that it had put into effect for the Fund. The Trustees noted that economies of scale are shared with the Fund and its shareholders through investment management fee breakpoints so that as the Fund grows in size, its effective investment management fee rate declines, and they also noted that the Manager had put in place a fee waiver for the Fund that was currently in effect. The Board was also provided with information on potential fall-out benefits derived or to be derived by NCRAM in connection with its relationship with the Fund, such as soft dollar arrangements.

GENERAL INFORMATION
Distributor
The Fund’s distributor, Delaware Distributors, L.P. (“Distributor”), located at 100 Independence, 610 Market Street, Philadelphia, PA 19106-2354, serves as the national distributor of the Fund’s shares under an amended and restated Distribution Agreement dated December 1, 2025. The Distributor is an affiliate of the Manager and bears all of the costs of promotion and distribution, except for payments by the retail class shares under their respective Rule 12b-1 Plans. The Distributor is an indirect subsidiary of NAMI, and, therefore, of Nomura. The Distributor has agreed to use its best efforts to sell shares of the Fund. Shares of the Funds are offered on a continuous basis by the Distributor and may be purchased through authorized investment dealers or directly by contracting the Distributor or the Trust. The Distributor also serves as the national distributor for the Nomura Funds. The Board annually reviews fees paid to the Distributor.

Transfer Agent, Administrator, and Fund Accountant
Delaware Investments Fund Services Company (“DIFSC”), located at 100 Independence, 610 Market Street, Philadelphia, PA 19106-2354, serves as the Trust’s shareholder servicing, dividend disbursing, and transfer agent. DIFSC provides fund accounting and financial administration oversight services to the Funds. Those services include overseeing the Funds’ pricing process, the calculation and payment of Fund expenses, and financial reporting in shareholder reports, registration statements, and other regulatory filings. Additionally, DIFSC manages the process for the payment of dividends and distributions and the dissemination of Fund net asset values and performance data.  DIFSC is an affiliate of the Manager, and is an indirect subsidiary of NAMI and, therefore, of Nomura.

The Bank of New York Mellon, located at 240 Greenwich Street, New York, NY 10286-0001, provides fund accounting and financial administration services to the Funds. Those services include performing functions related to calculating the Funds’ net asset value and providing financial reporting information, regulatory compliance testing and other related accounting services.

Payments to Affiliated Brokers
During the last fiscal year, the Fund did not pay any commissions to affiliated brokers.

Shares Outstanding
The table in Exhibit C shows the number of shares outstanding as of the Record Date for each class of the Fund.

Record of Beneficial Ownership
As of Record Date, the Manager believes that there were no beneficial owners holding 5% or more of the total outstanding shares of any Class of shares of each Fund. As of Record Date, the Manager believes that the Funds’ officers and Trustees directly owned less than 1% of the outstanding shares of each Class of each Fund.

Householding
Only one copy of the Notice may be mailed to households, even if more than one person in a household is a shareholder of record of the Fund as of the Record Date, unless the Trust has received instructions to the contrary. Additional copies of the Notice or copies of the Information Statement may be obtained, without charge, by contacting your participating securities dealer or other financial intermediary or, if you own Fund shares directly through the Fund’s service agent, by calling the Fund’s service agent toll free at 800 914-0278. If you do not want the mailing of the Notice or the Information Statement, as applicable, to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact your participating securities dealer or other financial intermediary or, if you own Fund shares directly through the Fund’s service agent, by calling the Fund’s service agent.

Financial Information
Shareholders can obtain a copy of the Fund’s most recent Annual and Semiannual Reports, without charge, by contacting their participating securities dealer or other applicable financial intermediary or, if a shareholder owns Fund shares directly through the Fund’s service agent, by calling the Fund’s service agent toll free at 800 914-0278.

EXHIBIT A
MANAGEMENT FEE SCHEDULE
As compensation for services rendered under the Investment Management Agreement, the Manager is entitled to receive an annual fee equal to the following percentage rates of the average daily net assets of the Fund:

Fund	Management Fee (annual rate as a percentage of average daily net assets)
Optimum Fixed Income Fund
0.6000% of assets up to $500 million
0.5500% of assets from $500 million to $1 billion
0.5000% of assets from $1 billion to $1.5 billion
0.4500% of assets from $1.5 billion to $2 billion
0.4250% of assets from $2 billion to 2.5 billion
0.4000% of assets from $2.5 billion to $5 billion
0.3750% of assets over $5 billion

EXHIBIT B
MANAGEMENT FEES PAID
During the fiscal year ended March 31, 2026, the Fund paid the following investment management fees to the Manager:

Fund	Management Fees Paid
Optimum Fixed Income Fund	$13,568,010 earned $13,568,010 paid $0 waived

EXHIBIT C
NUMBER OF SHARES OF THE FUND OUTSTANDING
As of the Record Date

Fund	Shares Outstanding
Optimum Fixed Income Fund	Class A: 3,174,120.353 Class C: 8,713.582 Institutional Class: 310,052,646.017 Total: 313,235,479.952

OPTIMUM FUND TRUST
Optimum Fixed Income Fund
100 Independence
610 Market Street
Philadelphia, PA 19106-2354
NOTICE OF INTERNET AVAILABILITY
OF INFORMATION STATEMENT
This communication presents only an overview of the more complete Information Statement that is available to you on the Internet or by mail relating to Optimum Fixed Income Fund (the “Fund”), a series of Optimum Fund Trust (the “Trust”). We encourage you to access and review all of the important information contained in the Information Statement, available online at: optimummutualfunds.com/literature.

The Information Statement details the approval of a sub-advisory agreement with Nomura Corporate Research and Asset Management Inc. (“NCRAM”) as a sub-advisor to the high yield portion of the sleeve of the Fund advised by Delaware Management Company (the “Manager”). NCRAM began serving as a sub-advisor to the Fund effective July 29, 2026. NCRAM is an affiliate of the Manager. A more detailed description of NCRAM and its investment operations, information about the sub-advisory agreement, and the reasons the Board of Trustees (the “Board”) of the Trust approved NCRAM as a sub-advisor, are included in the Information Statement.

The Manager is the investment manager to each series of the Trust, including the Fund. The Manager employs a “manager of managers” arrangement in managing the assets of the Trust. In connection therewith, the Trust and the Manager have received an exemptive order from the U.S. Securities and Exchange Commission (the “SEC Order”), which permits the Manager, with the approval of the Board, to hire, terminate, or replace sub-advisors who are affiliated or unaffiliated with the Trust or the Manager, and to enter into and modify material terms and conditions of the related sub-advisory agreements without shareholder approval.

Pursuant to the SEC Order, this Notice of Internet Availability of Information Statement is being mailed beginning on or about October 28, 2026 to shareholders of record of the Fund as of October 19, 2026. The full Information Statement is available on the Fund’s website at optimummutualfunds.com/literature until at least January 31, 2027. A paper or e-mail copy of the full Information Statement may be obtained, without charge, by contacting your participating securities dealer or other financial intermediary or, if you own Fund shares directly through the Fund’s service agent, by calling the Fund’s service agent toll free at 800 914-0278.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.